Exhibit 99.1

Westaff Reports Fiscal 2003 Second Quarter Results

WALNUT CREEK, CA, Wednesday, May 28, 2003  —  Westaff, Inc. (NASDAQ: WSTF), a leading provider of temporary light industrial, clerical/administrative and call center staff, today reported financial results for its second fiscal quarter, which ended April 19, 2003.

Revenues for the second quarter increased from $109.7 million in fiscal 2002 to $116.4 million in fiscal 2003, an increase of 6.2%.  The Company’s continued focus on sales and growth initiatives, coupled with favorable exchange rates, contributed to the revenue increase. Revenue increased 3.6% for domestic operations and 19.4% for international operations.  Excluding the effect of exchange rate fluctuations, international revenues increased 3.8% for the quarter.

“I am pleased with the overall increase in revenues for the quarter,” said Westaff President and CEO Dwight S. Pedersen.  “We are continuing to focus on improving sales and gross margins by aggressively marketing our Trak products and direct hire programs and by targeting select national accounts.”

Gross margin declined from 18.8% in the second quarter of fiscal 2002 to 17.0% in the second quarter of fiscal 2003.  This decline was due largely to the highly competitive pricing environment within the temporary staffing industry as well as increased costs, primarily for workers’ compensation, state unemployment insurance benefits and general liability claims.  As a result of unfavorable trends in claims development, primarily for policy years 1998 and 1999, the Company recorded $750,000 in additional charges for workers’ compensation and general liability claims in the second quarter of fiscal 2003.

Selling and administrative expenses for the second quarter of fiscal 2003 were $17.2 million compared to $16.9 million in the fiscal 2002 quarter. The increase is due to the higher exchange rates for international operations noted above.  As a percentage of revenues, selling and administrative expenses were down from 15.4% in the fiscal 2002 quarter to 14.8% in fiscal 2003.

The Company reported an operating loss from continuing operations of $2.3 million for the second quarter of fiscal 2003.  The loss compares to a $1.1 million operating loss from continuing operations for the corresponding fiscal 2002 quarter.  The fiscal 2003 loss reflects the effects of lower gross margins and increases in selling and administrative expenses.

“The most recent monthly trends have shown a softening in economic activity, which is impacting our sales,” Mr. Pedersen said.  “These trends, coupled with a reduction in sales for some high volume, low margin government business, are expected to result in a year over year sales decline for the third quarter of fiscal 2003.

 “In light of the soft economy, we are continuing our efforts to identify cost reductions where appropriate,” he said.  “We recently initiated a restructuring of our field organization designed to streamline reporting, strengthen our geographic sales team and reduce costs.  We are continuing to closely monitor field office performance and are closing or consolidating offices where warranted.

“I am also very pleased to report that we have successfully completed beta testing of our new proprietary front-office system, which we fully developed in-house,” he added.  “The results from the six beta test offices indicate significant improvements in productivity, functionality and accuracy in information processing.    We plan to start an aggressive roll-out of the system in early June and anticipate completing conversion of well over half of our domestic offices by the end of the fiscal year.”

For the first 24 weeks of 2003, revenues increased $17.6 million or 8.1% over the same period in fiscal 2002.  The Company reported an operating loss from continuing operations of $2.5 million as compared to an operating loss of $5.4 million for the first 24 weeks of fiscal 2002.  Included in the fiscal 2002 loss were restructuring charges of $1.9 million.

As a result of the Company’s adoption of SFAS No. 142 “Goodwill and Other Intangible Assets,” and in accordance with its provisions, the Company performed a transitional evaluation for impairment of its recorded goodwill.  The evaluation resulted in an impairment loss of $670,000 that was identified for the goodwill associated with the Company’s Australian operations.  Pursuant to SFAS No. 142, this transitional impairment charge was recognized as of the beginning of fiscal 2003 as a cumulative effect of a change in accounting principle and resulted in a restatement of the Company’s net loss for the first fiscal quarter ended January 25, 2003.  The effect of the change was to increase the net loss for the quarter by $670,000, or $0.04 per share.

As of the end of the second quarter of fiscal 2003, the Company was not in compliance with certain financial covenants within its revolving credit facility.  The Company is currently working with its lenders on a Second Amendment to its Multicurrency Credit Agreement to obtain waivers of certain EBITDA covenant violations, reset financial covenants going forward and increase borrowing reserves and expects to complete this process promptly.

Westaff provides staffing services and employment opportunities for businesses in global markets.  Westaff annually employs approximately 150,000 people and services more than 15,000 clients from 290 offices located throughout the U.S., the United Kingdom, Australia, New Zealand, Norway and Denmark. For more information, please visit our Web site at www.westaff.com.

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law.  Forward-looking statements contained herein include, but are not limited to, the statements of Mr. Pedersen regarding sales, margins and costs and the prospects for fiscal 2003.  The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties. Actual results of future events could differ materially from estimates.  Among the factors affecting future operating results are: compliance with debt covenants, liquidity, possible adverse effects of fluctuations in the general economy, reliance on executive management, uncertain ability to continue and manage growth, control by a significant shareholder, reliance on management information systems, risks related to international operations, variability of employee-related costs including workers’ compensation liabilities, risks related to customers, variability of operating results and the seasonality of the business cycle, ability to attract and retain the services of qualified temporary personnel, a highly competitive market, reliance on field management, employer liability risks and risks related to franchise agent and licensed operations.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information.  The Company undertakes no responsibility to publicly update or revise any forward-looking statement.  Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K, Form 10-Q, Form 8-K and other filings.

ANALYSTS/INVESTORS CONTACT:	Dirk A. Sodestrom
Senior Vice President and
Chief Financial Officer
Telephone: 925/930-5300
e-mail: dsodestrom@westaff.com

PRESS CONTACT:	Susan Marquez Owen
Public Relations Director
925-952-2546, cell: 510-610-4845
e-mail: sowen@westaff.com

Financial table follows……..

Westaff, Inc.

Unaudited Financial Highlights

(In thousands, except per share data)

	Fiscal Quarter Ended
	April 19, 2003	April 20, 2002
Statements of Operations:

Revenues	$116,442	$109,676
Costs of services	96,632	89,049
Gross profit	19,810	20,627
Gross margin	17.0%	18.8%
Franchise agents’ share of gross profit	3,562	3,339
Selling and administrative expenses	17,226	16,851
Depreciation and amortization	1,310	1,577
Operating loss from continuing operations	(2,288)	(1,140)
Interest expense	356	669
Interest income	(49)	(104)
Loss from continuing operations before income taxes	(2,595)	(1,705)
Provision (benefit) for income taxes	68	(3,101)
Net income (loss)	$(2,663)	$1,396

Basic and diluted earnings (loss) per share:	$(0.17)	$0.09

Weighted average common shares outstanding - basic	15,994	15,945
Weighted average common shares outstanding - diluted	15,994	15,971

	24 Weeks Ended
	April 19, 2003	April 20, 2002
Statements of Operations:

Revenues	234,275	216,669
Costs of services	194,095	176,039
Gross profit	40,180	40,630
Gross margin	17.2%	18.8%
Franchise agents’ share of gross profit	6,973	6,468
Selling and administrative expenses	33,114	34,612
Restructuring charges		1,896
Depreciation and amortization	2,591	3,094
Operating loss from continuing operations	(2,498)	(5,440)
Interest expense	822	1,136
Interest income	(101)	(216)
Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	(3,219)	(6,360)
Provision (benefit) for income taxes	109	(3,103)
Loss from continuing operations before cumulative effect of change in accounting principle	(3,328)	(3,257)
Income from discontinued operations	316
Cumulative effect of change in accounting principle	(670)
Net loss	$(3,682)	$(3,257)

Basic and diluted earnings (loss) per share:
Continuing operations before cumulative effect of change in accounting principle	$(0.21)	$(0.20)
Discontinued operations	$0.02	$—
Cumulative effect of change in accounting principle	$(0.04)	$—
Net loss	$(0.23)	$(0.20)

Weighted average common shares outstanding - basic and diluted	15,983	15,929

Balance Sheet Highlights:	April 19, 2003	November 2, 2002

Current assets	$72,552	$91,445
Property and equipment, net	14,365	15,778
Goodwill, net	11,488	12,034
Other long-term assets	2,413	2,698
Total assets	$100,818	$121,955

Current liabilities	$34,200	$57,373
Long term liabilities	30,773	25,632
Total liabilities	64,973	83,005
Stockholders’ equity	35,845	38,950
Total liabilities and stockholders’ equity	$100,818	$121,955